Key Market Statistics Key Market Statistics
Stock Symbol ENRJ
Headquarters San Antonio, TX
Share Price $0.90
Shares Outstanding
72.3 Million (Diluted)
Market Capitalization
$65 Million (Diluted)
Cash $3.5 Million
Marketable Securities $1.9 Million
Bank Debt $6.1 Million
A Pure-Play Domestic
A Pure-Play Domestic
Onshore Oil Company
Onshore Oil Company
Eastern Kansas
EnerJex owns leases covering approximately 13,000 net acres
in Eastern Kansas and produces oil from shallow formations
ranging in depth from 500-2,000 feet. EnerJex’s historical
drilling success has exceeded 95% and its oil production is
characterized by low decline rates with production lasting up to 40 years or more, providing repeatability and long life cash flow. The Company has identified more than 1,000 additional
drilling prospects on its existing leases, some of which will be drilled deeper than the primary target to explore additional zones that may be productive and have yet to be tested.
South Texas
EnerJex owns leases covering approximately 9,100 gross acres in South Texas focused in two separate oil projects. The
Company’s El Toro Project is an undisclosed oil resource play in which EnerJex has leased 7,100 gross acres and completed 9 vertical wells spanning a distance of approximately 8 miles, all of which encountered oil in the target reservoir. Numerous
attractive offset drilling locations have been established and the project  area holds the potential for hundreds of oil wells.
The Company’s Lonesome Dove Project consists of 2,000 gross
acres located in Lee County adjacent to the prolific Giddings
Field which has produced 380 million barrels of oil and 2.1
trillion cubic feet of natural gas primarily from the Austin Chalk formation. EnerJex is targeting oil from the Austin Chalk and
Taylor Sand formations.
Asset Overview
Asset Overview
EnerJex Resources, Inc. (ENRJ) is a pure-play
domestic onshore oil company with assets located
in Eastern Kansas and South Texas. The Company’s
primary business is to explore, develop, produce,
and acquire oil properties onshore in the United
States. EnerJex presently owns a majority interest
in approximately 500 producing oil wells and has
identified more than 1,000 additional drilling
prospects on its existing leases.
1600 N.E. Loop 410, Suite 104
|
San Antonio, TX 78209 |
TEL
210.451.5545 |
WWW.ENERJEXRESOURCES.COM
Eastern Kansas Oil Reserves Eastern Kansas Oil Reserves
Reserve
Category
Barrels
of Oil
Future Net
Cash Flow
PV-10 Value
Proven 3,275,584 $159,150,266 $61,599,496
Probable 1,192,410 $54,343,560 $18,188,302
Possible 1,873,630 $84,579,739 $21,417,864
Total 6,431,623 $297,073,565 $101,205,662
March 4, 2011
Exhibit 99.2
Based on EnerJex’s 9/30/10 reserve report assuming NYMEX strip pricing as of 11/30/10 and J&J Operating’s (Acquired by EnerJex) reserve report as of
12/1/10 assuming NYMEX strip pricing as of 11/19/10.
Company Profile

EnerJex Resources Historical Stock Price
$8.00
$6.00
$4.00
$2.00
$0.00
Mar-07
Dec-07
Sep-08
Jun-09
Mar-10
Dec-10

Recent Accomplishments
Acquired operating equipment for $230,000 and brought operations in-house.
Expected annual cost savings of at least $500,000.
Favorably restructured Joint Development Agreement related to one of EnerJex’s largest assets in Eastern Kansas.
Significantly increased the Company’s oil reserves and associated value.
Reestablished oil production on numerous leases that had been neglected and required maintenance work.
Expected to add 25+ barrels of daily oil production at minimal cost.
Sold non-core assets for $1.4 million and secured $650,000 of project financing to begin development of a non-core
Eastern Kansas oil field in which EnerJex will retain a 30% interest.
Added meaningful new oil hedges in strong price environment and eliminated low price vintage hedges.
Began active drilling program on multiple oil leases in Eastern Kansas.
Completed more than 10 wells year to date with a 100% success rate and multiple rigs are actively drilling.
Go Forward Plan
Aggressively increase oil production and reserves in Eastern Kansas.
Significantly reduce operating expenses and increase cash flow.
Leverage stable cash flow base to further develop high-impact El Toro Project in South Texas.
Advance stock listing to NYSE-AMEX or NASDAQ
1600 N.E. Loop 410, Suite 104
|
San Antonio, TX 78209 |
TEL
210.451.5545 |
WWW.ENERJEXRESOURCES.COM
Transformation
EnerJex was transformed through a comprehensive
transaction that closed on December 31, 2010:
Management and the board of directors were
completely reconstituted.
100% of the senior secured debentures were
converted into  common equity at $0.80 per share.
$25 million of acquisitions in exchange for stock.
$5 million raised through common equity offering.
ENERJEX IS FOCUSED 100% ON CREATING PER-SHARE VALUE FOR STOCKHOLDERS
Transformation